Exhibit 99.1

American States Water Company Announces Notice of Redemption of Notes

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 7, 2012--American States Water Company (NYSE: AWR) today announced that its Golden State Water Company (“GSWC”) subsidiary has issued a notice of redemption of its $8,000,000, 7.55% Medium-Term Notes, Series B, due 2025.

The Notes will be redeemed at a price of 101.133% of the outstanding principal amount of the Notes, plus accrued and unpaid interest to the redemption date. The redemption date is October 1, 2012.

This announcement does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy any securities in any jurisdiction.

This press release contains forward-looking statements of future expectations. Actual results might differ materially from those projected because of factors such as those identified in reports AWR has filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707